Exhibit 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	October 22, 2004
Senior Vice President and Treasurer
(310) 481-8484

KILROY REALTY CORPORATION RENEWS $425 MILLION

UNSECURED CREDIT FACILITY

LOS ANGELES, October 22, 2004 – Kilroy Realty Corporation (NYSE: KRC) today reported that it renewed its $425 million unsecured revolving credit facility for a new term of three years plus a one-year extension option. The facility, which now matures in October 2007, was syndicated to a group of fourteen U.S. and international banks led by J.P. Morgan Securities Inc. and Banc of America Securities LLC, which acted as joint lead arrangers and joint bookrunners. The unsecured line bears interest at LIBOR plus 1.00% to LIBOR plus 1.70%, depending upon the company’s leverage ratio. The company will use the facility to finance its development pipeline and for general corporate purposes.

JP Morgan Chase Bank will be the administrative agent for the facility. Bank of America, Commerzbank AG, and Wachovia Securities acted as syndication agents and Eurohypo AG acted as documentation agent. KeyBank, N.A, PNC Bank, National Association, Union Bank of California and U.S. Bank acted as co-agents for the facility. Other participants include Bank of the West, Chang Hwa Commercial Bank, LTD., KBC Bank, N.V., Mellon Bank, N.A and Comerica Bank.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a Southern California-based real estate investment trust active in the office and industrial property sectors. For more than 50 years, the company has owned, developed, acquired and managed real estate assets primarily in the coastal regions of California and Washington. KRC is currently active in office development and redevelopment in Los Angeles and San Diego counties. At June 30, 2004, the company owned 7.2 million square feet of commercial office space and 4.9 million square feet of industrial space. More information can be found at www.kilroyrealty.com.

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